a:\Form4\4wcr0298.doc

                U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

___    Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

1.  Name and Address of Reporting Person       Ray, William C.
                                               200 North Elm Street
                                               Greensboro, NC  27401

2.  Issuer Name and Ticker or Trading          Network Systems
Symbol                                         International, Inc.
                                               (NESI)

3.  IRS Number of Reporting Person, if an
Entity (Voluntary)

4.  Statement for Month/Year:                  January, 1998

5.  If Amendment, Date of Original             N/A

6.  Relationship of Reporting Person to        Officer
Issuer
     (Check all applicable)

7.  Individual or Joint/Group Filing           _x__ Form filed by one
(Check applicable line)                        Reporting Person
                                               ___ Form filed by more
                                               than one Reporting
                                                Person.

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                         Common Stock

2.  Transaction Date  (Month/Day/Year)        January 8, 1998
3. Transaction Code  (Instr. 8)               Code:  S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       2,900
(D)
                                              (A) or       D
                                              (D)
                                              Price:     $7.00


2.  Transaction Date  (Month/Day/Year)        January 16, 1998
3. Transaction Code  (Instr. 8)               Code:  S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       1,000
(D)
                                              (A) or       D
                                              (D)
                                              Price:     $7.00


2.  Transaction Date  (Month/Day/Year)        January 27, 1998
3. Transaction Code  (Instr. 8)               Code:  S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       1,100
(D)
                                              (A) or       D
                                              (D)
                                              Price:     $7.3125


2.  Transaction Date  (Month/Day/Year)        January 28, 1998
3. Transaction Code  (Instr. 8)               Code:  S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       2,500
(D)
                                              (A) or       D
                                              (D)
                                              Price:     $8.1875

2.  Transaction Date  (Month/Day/Year)        January 29, 1998
3. Transaction Code  (Instr. 8)               Code:  G
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       20,000
(D)
                                              (A) or       D
                                              (D)
                                              Price:     $8.25



5.  Amount of Securities Beneficially Owned
at End of Month                               387,981  *

6.  Ownership form:  Direct (D) or Indirect   D
(I)

7.  Nature of Indirect Beneficial
Ownership:

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security                               N/A

2.  Conversion or Exercise Price of
Derivative Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code                          Code:

                                              V:

5.  Number of Derivative Securities           (A)
Acquired (A) or Disposed of (D)
                                              (D)

6.  Date Exercisable and Expiration Date      Date
   (Month/Day/Year)                           Exercisable

                                              Expiration
                                              Date

7.  Title and Amount of Underlying            Title
Securities

                                              Amount
                                              or Number
                                              of Shares

8.  Price of Derivative Security:

9.  Number of Derivative Securities
Beneficially Owned
     at End of Month:

10.  Ownership Form of Derivative Security:
Direct (D) or Indirect (I)

11.  Nature of Indirect Beneficial
Ownership



*Amount of shares beneficially owned and listed in Table I reflects an additional 83,096 shares of common stock pursuant to 5/4 stock split to shareholders of record on January 16, 1998.

/s/ William C. Ray
Signature of Reporting Person

Date:   02/03/98